SCHEDULE 13G


	       Under the Securities Exchange Act of 1934
			(Amendment No.___2_____)*


The Blackrock North American Govt Income Trust_______________________________ (Name of Issuer)
Common Stock____________________________________________________
(Title of Class of Securities)
092475102_______________________________________________________
(CUSIP Number)
Date of event which requires filing of this statement: 0/00/00

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however. see the Notes).



CUSIP NO 092475102______          13G                   Page____ of _____



1.  Name of Reporting Person
	S.S. or I.R.S. Identification No. of Above Person
 Tattersall Advisory Group, Inc.
  54-1836068


2.  Check the Appropriate Box if a Member of a Group*

							(a)
							(b) XX


3.  SEC USE ONLY



4.  Citizenship or Place of Organization
    6802 Paragon Place Suite 200
    Richmond, Virginia 23230-1655


Number of               5.  4,886,600 shares
    Shares
Beneficially            6.  0
Owned by
    Each                7.  4,886,600 shares
Reporting
    Person              8.  0
    With



9.  Aggregate Amount Beneficially Owned By Each Reporting Person
	    4,886,600 shares


10.  Check Box If The Aggregate Amount In Row (9) Excludes
       Certain Shares*



11.  Percent Of Class Represented By Amount In Row 9
	     13.5 %


12.  Type of Reporting Person*
       	IA





   SIGNATURE


	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


The Blackrock North American Government Income Trust



ITEM 1:
  a)  The Blackrock North American Government Income Trust
  b)  c/o Prudential Investments Fund Management LLC
          Gateway Center Three, Newark, NJ  07102-4077

ITEM 2:
  a)  Tattersall Advisory Group, Inc.
  b)  6802 Paragon Place Suite 200 Richmond, Virginia 23230-1655
  c)  USA
  d)  Common Stock
  e)  092475102

ITEM 3:
  e)  IA

ITEM 4:
  a)   4,886,600 SHARES
  b)   13.5 %
  c) (i)  4,886,600 shares
     (ii) 0
    (iii) 4,886,600 shares
    (iv)  0

ITEM 5:
  Not applicable

ITEM 6:
  Not applicable

ITEM 7:
  Not applicable

ITEM 8:
  Not applicable

ITEM 9:
  Not applicable

ITEM 10:
  Certification

Date:  January 15, 1999


______________________________________________
James E. Mallory, Director of Closed-End Funds